Free Writing Prospectus

(To the Prospectus dated August 31, 2007,

Prospectus Supplement dated September 4, 2007,

Index Supplement dated September 4, 2007

and Information Supplement dated December 12, 2007)

Filed Pursuant to Rule 433 Registration No. 333-145845 March 4, 2008, as amended as of March 7, 2008

Buffered Super Track Notes Medium-Term Notes, Series A

•	Buffered Super Track Notes due April 29, 2009Linked to the Performance of the S&P 500® Index

•	Buffered Super Track Notes due April 29, 2009 Linked to the Performance of the Dow Jones Industrial AverageSM Index

•	Buffered Super Track Notes due April 29, 2009 Linked to the Performance of the Nikkei 225TM Index

Barclays Bank PLC is offering three Buffered Super Track Notes (the “Notes”) with the terms described in the index supplement, the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

The purchaser of a Note will acquire a security linked to the performance of a single index (not a basket of indices). The following terms related to each separate Notes offering:

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)*

Initial Valuation Date:	March 26, 2008

Issue Date:	March 31, 2008

Final Valuation Date:	April 24, 2009**

Maturity Date:	April 29, 2009**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Payment at Maturity:	For each Notes offering, if the final level is greater than or equal to the initial level, you will receive a cash payment at maturity equal to (1) the principal amount of your Notes, plus (2) (a) the principal amount of your Notes times (b) the product of the index return and the participation rate, subject to the maximum return, if any. Accordingly, if the index return is positive, your payment per $1,000 principal amount Note, subject to the maximum return, if any, will be:

$1,000 + [$1,000 x (Index Return x Participation Rate)]

Your principal is protected against a percentage decline in the applicable Index up to the buffer percentage at maturity. If the final level has declined in percentage terms by the buffer percentage or less, you will receive a payment at maturity equal to the principal amount of your Notes.

If the final level declines in percentage terms from the initial level by more than the buffer percentage, you will lose 1% of the principal amount of your Notes times the downside leverage rate of the principal amount of your Notes for every 1% that the Index declines beyond the buffer percentage. Accordingly, your payment per $1,000 principal amount Note will be:

$1,000 + [$1,000 x (Index Return + Buffer Percentage) x Downside Leverage Rate]

You will lose up to 90% of your investment at maturity if the final level declines from the initial level by more than the buffer percentage.

Index Return:	For each Notes offering, the performance of the Index to which such Notes offering is linked from the initial to the final valuation date, calculated as follows:

Final Level – Initial Level Initial Level

Initial Level:	For each Notes offering, the closing level of the applicable Index on the initial valuation date.

Final Level:	For each Notes offering, the closing level of the applicable Index on the final valuation date.

Calculation Agent:	Barclays Bank PLC

*

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

**

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

The following terms relate to the specific Notes offering for each respective Reference Asset:

Note Issuance #	Reference Asset (each an “Index”)	Bloomberg Ticker <Index>	Participa- tion Rate	Maximum Return†	Buffer Percentage	Downside Leverage Rate‡	Initial Level	CUSIP	ISIN
E-1704	S&P 500® Index	SPX	200%	10.75%	10%	100%	[•]	06738RKK1	US06738RKK13
E-1706	Dow Jones Industrial AverageSM Index	INDU	200%	10.50%	10%	100%	[•]	06738RKL9	US06738RKL95
E-1705	Nikkei 225TM Index	NKY	200%	10.00%	10%	100%	[•]	06738RKM7	US06738RKM78

†	The actual maximum return on the Notes will be set on the initial valuation date, but will not be less than the percentage set forth in the table above.

‡	A downside leverage rate of 100% is equal to no downside leverage—you will lose 1% of the principal amount of your Notes for every 1% that the Index declines beyond the buffer percentage.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement, “Risk Factors” beginning on page IS-1 of the index supplement, the cover page of the information supplement and “ Selected Risk Considerations” beginning on page FWP—1 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Note Issuance #		Price to Public		Agent’s Commission		Proceeds to Barclays Bank PLC
	Index	Per Note	Total	Per Note	Total	Per Note	Total

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007, the information supplement dated December 12, 2007, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement, information supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, information supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2007, as supplemented by the prospectus supplement dated September 4, 2007, the index supplement dated September 4, 2007, and the information supplement dated December 12, 2007, relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the information supplement and in “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 4, 2007 and prospectus dated August 31, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

•	Index supplement dated September 4, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194645/d424b3.htm

•	Information supplement dated December 12, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507263911/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

Selected Risk Considerations

We urge you to read the sections “Risk Factors” beginning on page S-3 of the prospectus supplement and page IS-1 of the index supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings in the prospectus supplement:

•	“Risk Factors—Risks Relating to All Notes”;

FWP–1

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the applicable Index and will depend on whether, and the extent to which, the applicable index return is positive or negative. Your investment will be exposed—on a leveraged basis, if the downside leverage rate is greater than 100%—to any decline in the final level in percentage terms beyond the buffer percentage as compared to the initial level.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return, If Any—For Notes offerings that specify a maximum return, if the final level is greater than the initial level, for each $1,000 principal amount Note, you will receive a payment at maturity of $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the applicable Index, which may be significant. We refer to this percentage as the maximum return, which will be set on the initial valuation date and will not be less than the percentage indicated on the cover of this free writing prospectus as applicable to such Notes offering.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the applicable Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the applicable Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the applicable Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Our Right to Use Any Index May be Suspended or Terminated—We have been granted, or will be granted, a nonexclusive right to use each specified Index and related trademarks in connection with the Notes. If we breach our obligations under any license, the sponsors with respect to the Index or Indices to which such license relates may have the right to terminate the license. If the sponsors choose to terminate their license agreement, we may no longer have the right under the terms of the license agreement to use an Index and related trademarks in connection with the Notes until their maturity. If our right to use any Index to which your Notes are linked is suspended or terminated for any reason, it may become difficult for us to determine the level of the Index and the payment at maturity on the Notes. The calculation agent in this case will determine the final level of the Notes in its sole discretion.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. As discussed further in the accompanying information supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the Notes after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

FWP–2

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index”.

•

Appreciation Potential—The Notes provide the opportunity to enhance equity returns by multiplying a positive index return by the participation, up to the maximum return, if any. The actual maximum return on the Notes, if any, will be set on the initial valuation date and will not be less than the percentage indicated on the cover of this free writing prospectus. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in percentage terms in the final level, as compared to the initial level, of up to the buffer percentage. If the final level declines in percentage terms by more than the buffer percentage and the applicable Notes have a downside leverage equal to one (i.e. in effect, have no downside leverage), you will lose 1% of the principal amount of your Notes for every 1% decline in the applicable Index beyond the buffer percentage. If the final level declines by more than the buffer percentage and the applicable Notes have downside leverage, you will lose 1% times the downside leverage rate of the principal amount of your Notes for every 1% decline in the applicable Index beyond the buffer percentage.

•

Certain U.S. Federal Income Tax Considerations—The United States federal income tax consequences of your investment in the Notes are uncertain. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss would generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying information supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the Notes after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement and the discussion under the heading “United States Federal Tax Considerations” in the accompanying information supplement. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus. You should further consult your tax advisor as to the possible alternative treatments in respect of the Notes.

DESCRIPTIONS OF THE REFERENCE ASSETS

We have derived all information contained in this free writing prospectus and the index supplement regarding each specified Index, including, without limitation, its make up, its method of calculation and changes in its components and its historical closing values, from publicly available information. Such information reflects the policies of, and is subject to change by, the sponsor(s) of each such Index.

Each Index is developed, calculated and maintained by its respective sponsor(s) and/or publisher. In connection with the offering of the Notes, neither we nor any of the agents have participated in the preparation of the information described in the preceding paragraph or made any due diligence inquiry with respect to any Index, sponsor(s) or publisher. Neither we nor any of our agents makes any representation or warranty as to the accuracy or completeness of such information or any other publicly available information regarding any Index, sponsor(s) or publisher. Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of the Notes (including events that would affect the accuracy or completeness of the publicly available information described in the preceding paragraph) that would affect the level of any Index (and therefore the level of any such Index at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the sponsor of any specified Index could affect the level of such Index and the payment at maturity on the Notes and therefore the market value of the Notes in the secondary market, if any.

You, as an investor in the Notes, should make your own investigation into any Index, sponsor(s) or publisher. The sponsors and publishers are not involved in the offer of the Notes in any way and have no obligation to consider your interests as a holder of the Notes. The sponsors and/or publishers have no obligation to continue to publish the Indices, and may discontinue or suspend publication of any Index at any time in their sole discretion.

The following graphs sets forth the historical performance of each Index based on the weekly Index closing level from January 7, 2002 through March 3, 2008. We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of any Index is not an indication of future performance. Future performance of any Index may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

FWP–3

Information contained on certain websites mentioned below or in the index supplement is not incorporated by reference in, and should not be considered part of, this free writing prospectus.

License Agreements

As indicated below or in the index supplement, Barclays Bank PLC has contracted with the sponsor or publisher of each Index for the rights to use such Index and certain associated trademarks or service marks for such Index. We generally obtain these licenses either on an individual basis for a particular offering of notes or for a term of years. Although we anticipate that we will continue to enter into and renew such licenses, any such license could be terminated upon the occurrence of certain events in the future.

License Agreement with Nikkei Digital Media, Inc.

Barclays Bank PLC will enter into a non-exclusive license agreement with Nikkei Digital Media, Inc. (“NDM”), who is exclusively licensed by Nikkei Inc. to sublicense the use of the Nikkei 225 Index to third parties, whereby we and our affiliates, in exchange for a fee, will be permitted to use the Nikkei 225 Index in connection with the offer and sale of the Notes. We are not affiliated with Nikkei Inc. or NDM; the only relationship between them and us is any licensing of the use of the Nikkei 225 Index and trademarks relating to the Nikkei 225 Index.

License Agreement with Dow Jones & Company, Inc.

We have entered into a non-exclusive license agreement with Dow Jones & Company, Inc. (“Dow Jones”) whereby we, in exchange for a fee, are permitted to use the DJIA Index in connection with certain securities, including the notes. We are not affiliated with Dow Jones; the only relationship between Dow Jones and us is any licensing of the use of Dow Jones’ indices and trademarks relating to them.

“Dow Jones”, “Dow Jones Industrial AverageSM”, “DJIASM” are service marks of Dow Jones. Dow Jones has no relationship to Barclays Bank PLC, other than the licensing of the Dow Jones Industrial Average (DJIA) and its service marks for use in connection with the notes.

Dow Jones does not:

•	Sponsor, endorse, sell or promote the notes.

•	Recommend that any person invest in the notes or any other financial products.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of notes.

•	Have any responsibility or liability for the administration, management or marketing of the notes.

•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the DJIA or have any obligation to do so.

Dow Jones will not have any liability in connection with the notes. Specifically,

•	Dow Jones does not make any warranty, express or implied, and Dow Jones disclaims any warranty about:

•	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the DJIA and the data included in the DJIA;

•	The accuracy or completeness of the DJIA or its data;

•	The merchantability and the fitness for a particular purpose or use of the DJIA or its data;

•	Dow Jones will have no liability for any errors, omissions or interruptions in the DJIA or its data;

•	Under no circumstances will Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if Dow Jones knows that they might occur.

The licensing relating to the use of the indexes and trademarks referred to above by Barclays Bank PLC is solely for the benefit of Barclays Bank PLC, and not for any other third parties.

Return Table of the Notes at Maturity and Hypothetical Examples

The following table and the tables in each section below illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth in the following general table a participation rate of 200%, maximum return of 15%, a buffer percentage of 10% and no downside leverage. Each table for a specified Note assumes a participation rate, maximum return, buffer percentage and downside leverage as set forth on the cover of this free writing prospectus.

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

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General Table of Returns at Maturity

(Assuming a participation rate of 200% maximum return of 15%, a buffer percentage of 10% and no downside leverage)

Index Return	Payment at Maturity	Total Return on the Notes
100%	$1,150.00	15.00%
90%	$1,150.00	15.00%
80%	$1,150.00	15.00%
70%	$1,150.00	15.00%
60%	$1,150.00	15.00%
50%	$1,150.00	15.00%
40%	$1,150.00	15.00%
30%	$1,150.00	15.00%
20%	$1,150.00	15.00%
10%	$1,150.00	15.00%
5%	$1,100.00	10.00%
0%	$1,000.00	0.00%
- 5%	$1,000.00	0.00%
-10%	$1,000.00	0.00%
-20%	$900.00	-10.00%
-30%	$800.00	-20.00%
-40%	$700.00	-30.00%
-50%	$600.00	-40.00%
-60%	$500.00	-50.00%
-70%	$400.00	-60.00%
-80%	$300.00	-70.00%
-90%	$200.00	-80.00%
-100%	$100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the tables above are calculated.

Example 1: The applicable index return is 5%.

Because the index return of 5% multiplied by the hypothetical participation rate of 200% does not exceed the hypothetical maximum return of 15%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (5% x 200%)] = $1,100

Example 2: The applicable index return is 20%.

Because the index return of 20% multiplied by the hypothetical participation rate of 200% does exceed the hypothetical maximum return of 15%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount, the maximum payment on the Notes.

Example 3: The applicable index return is -5%.

Because the index return of -5% is negative by not more than the buffer percentage of 10%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 5: The applicable index return is -30%.

Because the index return of -30% is negative by more than the buffer percentage of 10%, the investor will receive a payment at maturity of $800 per $1,000 principal amount Note, a return of -20%, calculated as follows:

$1,000 + [$1,000 x (-30% + 10%) x 100%] = $800

S&P 500® Index

See Index Supplement for additional information relating to the S&P 500® Index.

Return Table of the Notes at Maturity

The hypothetical total returns set forth below for S&P 500® Index assume a participation rate of 200%, maximum return of 10.75%, a buffer percentage of 10% and no downside leverage.

FWP–5

Index Return	Payment at Maturity	Total Return on the Notes
100%	$1,107.50	10.75%
90%	$1,107.50	10.75%
80%	$1,107.50	10.75%
70%	$1,107.50	10.75%
60%	$1,107.50	10.75%
50%	$1,107.50	10.75%
40%	$1,107.50	10.75%
30%	$1,107.50	10.75%
20%	$1,107.50	10.75%
10%	$1,107.50	10.75%
5%	$1,100.00	10.00%
0%	$1,000.00	0.00%
- 5%	$1,000.00	0.00%
-10%	$1,000.00	0.00%
-20%	$900.00	-10.00%
-30%	$800.00	-20.00%
-40%	$700.00	-30.00%
-50%	$600.00	-40.00%
-60%	$500.00	-50.00%
-70%	$400.00	-60.00%
-80%	$300.00	-70.00%
-90%	$200.00	-80.00%
-100%	$100.00	-90.00%

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 7, 2002 through March 3, 2008. The closing level of the S&P 500® Index on March 3, 2008 was 1,331.34.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the final valuation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Dow Jones Industrial AverageSM Index

See Index Supplement for additional information relating to the Dow Jones Industrial AverageSM Index.

Return Table of the Notes at Maturity

The hypothetical total returns for Dow Jones Industrial AverageSM Index set forth below assume a participation rate of 200%, maximum return of 10.50%, a buffer percentage of 10% and no downside leverage.

FWP–6

Index Return	Payment at Maturity	Total Return on the Notes
100%	$1,105.00	10.50%
90%	$1,105.00	10.50%
80%	$1,105.00	10.50%
70%	$1,105.00	10.50%
60%	$1,105.00	10.50%
50%	$1,105.00	10.50%
40%	$1,105.00	10.50%
30%	$1,105.00	10.50%
20%	$1,105.00	10.50%
10%	$1,105.00	10.50%
5%	$1,100.00	10.00%
3%	$1,060.00	6.00%
0%	$1,000.00	0.00%
- 5%	$1,000.00	0.00%
-10%	$1,000.00	0.00%
-20%	$900.00	-10.00%
-30%	$800.00	-20.00%
-40%	$700.00	-30.00%
-50%	$600.00	-40.00%
-60%	$500.00	-50.00%
-70%	$400.00	-60.00%
-80%	$300.00	-70.00%
-90%	$200.00	-80.00%
-100%	$100.00	-90.00%

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 7, 2002 through March 3, 2008. The closing level of the Dow Jones Industrial AverageSM Index on March 3, 2008 was 12,258.90.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the final valuation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Nikkei 225TM Index

See Index Supplement for additional information relating to the Nikkei 225TM Index.

Return Table of the Notes at Maturity

The hypothetical total returns for Nikkei 225TM Index set forth below assume a participation rate of 200%, a maximum return of 10%, a buffer percentage of 10% and no downside leverage.

FWP–7

Index Return	Payment at Maturity	Total Return on the Notes
100%	$1,100.00	10.00%
90%	$1,100.00	10.00%
80%	$1,100.00	10.00%
70%	$1,100.00	10.00%
60%	$1,100.00	10.00%
50%	$1,100.00	10.00%
40%	$1,100.00	10.00%
30%	$1,100.00	10.00%
20%	$1,100.00	10.00%
10%	$1,100.00	10.00%
5%	$1,100.00	10.00%
0%	$1,000.00	0.00%
- 5%	$1,000.00	0.00%
-10%	$1,000.00	0.00%
-20%	$900.00	-10.00%
-30%	$800.00	-20.00%
-40%	$700.00	-30.00%
-50%	$600.00	-40.00%
-60%	$500.00	-50.00%
-70%	$400.00	-60.00%
-80%	$300.00	-70.00%
-90%	$200.00	-80.00%
-100%	$100.00	-90.00%

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 7, 2002 through March 3, 2008. The closing level of the Nikkei 225TM Index on March 3, 2008 was 12,992.18.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the final valuation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

FWP–8